Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZEKELMAN INDUSTRIES, INC.

ARTICLE I

The name of the corporation is Zekelman Industries, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,525,000,000, consisting of 250,000,000 shares of special voting stock, par value $0.000001 per share (“Special Voting Stock”), 25,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), 1,000,000,000 shares of Class A subordinate voting common stock, par value $0.01 per share (“Class A Common Stock”), and 250,000,000 shares of Class B multiple voting common stock, par value $0.01 per share (“Class B Common Stock”).

Immediately upon the effectiveness (the “Effective Time”) of this Third Amended and Restated Certificate of Incorporation (as amended or modified from time to time, this “Amended and Restated Certificate”), (i) each share of the Corporation’s common stock issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without further action by any holder thereof, be reclassified as, and shall become, 1,000 shares of Class B Common Stock, (ii) each share of the Corporation’s non-voting common stock issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without further action by any holder thereof, be reclassified as, and shall become, 1,000 shares of Class B Common Stock and (iii) each share of the Corporation’s Special Voting Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without further action by any holder thereof, be split into 1,000 shares of Special Voting Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s common stock, non-voting common stock or Special Voting Stock shall from and after the Effective Time be deemed to represent a number of shares of Class B Common Stock or Special Voting Stock, as applicable after giving effect to the preceding sentence, without the need for surrender or exchange thereof or, if such shares are uncertificated, the Corporation, or any transfer agent of the Corporation, shall register such shares of Class B Common Stock or Special Voting Stock, as applicable, in book-entry form.

ARTICLE V

The rights, powers, preferences, privileges, restrictions and other matters relating to the Class A Common Stock, Class B Common Stock and Special Voting Stock are as follows:

1. Definitions. For purposes of this Article V, the following definitions apply:

1.1 “Automatic Conversion Date” means the date on which (i) the number of issued and outstanding shares of Class B Common Stock plus the number of issued and outstanding Exchangeable Shares, is less than fifteen percent (15%) of (ii) the number of issued and outstanding shares of Class A Common Stock, plus the number of issued and outstanding shares of Class B Common Stock, plus the number of issued and outstanding Exchangeable Shares.

1.2 “Brothers” means, collectively, Alan Zekelman, Barry Zekelman and Clayton Zekelman.

1.3 “Control” means, when used with respect to a specified Person, the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have correlative meanings.

1.4 “Exchangeable Shares” means the exchangeable shares in the capital of the Corporation’s subsidiary, 6582125 Canada Inc.

1.5 “Immediate Family Members” means, with respect to any Brother, collectively: (a) his spouse, common law partner, children and other descendants; (b) each spouse or common law partner of any of the individuals referred to in (a); (c) any trust created solely for the benefit of such Brother and/or one or more of the individuals referred to in (a) and (b); and (d) each legal representative of such Brother or of any of the Persons referred to in (a), (b) and (c).

1.6 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

1.7 “Permitted Holders” means, collectively: (a) the Brothers; (b) the Immediate Family Members of the Brothers; and (c) any Person controlled, directly or indirectly, by any of the Persons referred to in (a) and (b). For the avoidance of doubt, “Permitted Holders” includes 1156676 Ontario Ltd., a corporation existing under the laws of the Province of Ontario, and its Subsidiaries.

1.8 “Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust or other organization, or any governmental authority.

1.9 “Subsidiary” of any Person means a Person Controlled by: (a) such first Person; (b) such first Person and one or more Persons each of which is Controlled by such first Person; or (c) two or more Persons each of which is Controlled by such first Person.

1.10 “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” shall also be deemed to occur with respect to any share of Class B Common Stock if there occurs any act or circumstance that causes the holder of such share of Class B Common Stock to no longer be a Permitted Holder.

Notwithstanding the foregoing, the following will not be considered a “Transfer”:

(a) granting a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors (the “Board”) in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board;

(b) pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a Transfer;

(c) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a Transfer at the time of such sale;

(d) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with (x) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (y) any sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation, or (z) any consolidation or merger of the Corporation with or into any other Person; and

(e) transferring legal ownership of shares of Class B Common Stock to a broker or other nominee provided that the transferor retains Voting Control, control over the disposition of such shares and the economic consequences of ownership of such shares.

1.11 “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.

2. Special Voting Stock. The number of shares of Special Voting Stock issued and outstanding at any given time shall always correspond on a one-for-one basis with the number of Exchangeable Shares issued and outstanding at such time. Shares of Special Voting Stock cannot be separated from the Exchangeable Shares and can only be transferred together with a transfer of Exchangeable Shares in accordance with their terms. At such time as any Exchangeable Share is exchanged, repurchased, redeemed or otherwise ceases to be issued and outstanding, a corresponding share of Special Voting Stock will automatically and immediately be cancelled without consideration. Shares of Special Voting Stock that are cancelled shall not be reissued, and all such shares shall be retired and eliminated from the shares that the Corporation shall be authorized to issue. The shares of Special Voting Stock shall have no dividend, distribution, liquidation or other rights except for (i) the voting rights set forth herein and (ii) in connection with any stock dividend, split, subdivision, combination or other event that results in an adjustment to the number of corresponding Exchangeable Shares, the right to receive a like adjustment to the number of shares of Special Voting Stock.

3. Identical Rights of Class A Common Stock and Class B Common Stock. Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, shares of Class A Common Stock and shares of Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Corporation but excluding voting and other matters as described in Section V.5 below), share ratably and be identical in all respects as to all matters, including:

3.1 Subject to the preferences applicable to any series of Preferred Stock, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Class A Common Stock and shares of Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis; provided, however, that in the event that any dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock or rights to acquire shares of either such class, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

3.2 If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of each class will be subdivided or combined in the same proportion and manner.

3.3 Subject to the preferences applicable to any series of Preferred Stock, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, all assets of the Corporation available for distribution to stockholders shall be distributed to the holders of shares of Class A Common Stock and shares of Class B Common Stock pro rata, on an equal priority, pari passu basis.

4. Voting Rights.

4.1 Class A Common Stock, Class B Common Stock and Special Voting Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one (1) vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to ten (10) votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(c) Special Voting Stock. With respect to any record date prior to the Automatic Conversion Date, each holder of shares of Special Voting Stock will be entitled to ten (10) votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters. With respect to any record date on or after the Automatic Conversion Date, each holder of shares of Special Voting Stock will be entitled to one (1) vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

4.2 General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock, Class B Common Stock and Special Voting Stock will vote together and not as separate series or classes.

4.3 Authorized Shares. The number of authorized shares of Class A Common Stock, Class B Common Stock and Special Voting Stock may be increased or decreased (but not below (i) the number of shares of such class or series then outstanding plus (ii) the number of shares of such class reserved for issuance pursuant to Article V.8) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock, Class B Common Stock and Special Voting Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

4.4 Election of Directors. Subject to the applicable rights of any series of Preferred Stock to elect directors under specified circumstances, the holders of Class A Common Stock, Class B Common Stock and Special Voting Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation.

5. Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

5.1 Automatic Conversion Date. Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Automatic Conversion Date.

5.2 Conversion on Transfer. Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share of Class B Common Stock to any Person other than a Permitted Holder.

5.3 Optional Conversion. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof (an “Optional Conversion”). To effect an Optional Conversion, such converting holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same.

6. Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Amended and Restated Certificate, relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem necessary or advisable in connection therewith. If the Corporation has a reasonable basis to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request in writing that the holder of such shares furnish affidavits or other reasonable evidence to the Corporation as the Corporation deems necessary to determine whether a Transfer giving rise to a conversion of shares of Class B Common Stock to Class A Common Stock has occurred and if such holder does not, within thirty (30) days after receipt of such written request, furnish reasonable evidence to the Corporation to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. A determination by the Board as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.

7. Immediate Effect. In the event of and upon a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Article V.5, such conversion shall be deemed to have been made as of the Automatic Conversion Date or at the time of the Transfer, as applicable, or upon surrender and delivery of the written notice as provided herein in the case of an Optional Conversion.

8. Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock or the exchange of the Exchangeable Shares, such number of its shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and the exchange of all Exchangeable Shares; and if at any time the number of authorized but unissued shares of Class A Common Stock or Class B Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Exchangeable Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock and/or Class B Common Stock to such number of shares as will be sufficient for such purpose.

9. No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

10. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

ARTICLE VI

1. Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

2. Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE VII

1. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitutes the entire Board shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.

2. Board Structure. From and after the Automatic Conversion Date, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board may assign members of the Board already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the date on which the classified Board becomes effective (the “Classified Board Effective Date”), the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Classified Board Effective Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Classified Board Effective Date. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Classified Board Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office for a three-year term and until the third annual meeting next succeeding his or her election. Prior to the Classified Board Effective Date, all directors shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders (except, for the avoidance of doubt, as provided in this Article VII.2 in the event a Classified Board Effective Date occurs in the interim). Notwithstanding the foregoing provisions of this Article VII, whether before or after the Classified Board Effective Date, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. From and after the Classified Board Effective Date, if the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Board, whether before or after the Classified Board Effective Date, shall shorten the term of any incumbent director.

3. Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the Delaware General Corporation Law. Vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation or removal.

ARTICLE VIII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1. Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

3. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

4. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board; (ii) the chairman of the Board; (iii) the chief executive officer of the Corporation; (iv) the president of the Corporation (only in the absence of a chief executive officer); or (v) prior to the Automatic Conversion Date, upon written request by the holders of at least fifty percent (50%) of the voting power of the Class A Common Stock, Class B Common Stock and Special Voting Stock, voting together as a single class.

5. Availability of Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, on and after the Automatic Conversion Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

6. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE IX

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ARTICLE X

Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article X, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE XI

1. Opt Out of Section 203 of the Delaware General Corporation Law. The Corporation hereby expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

2. Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

3. Definitions. For purposes of this Article XI, references to:

(i) “affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “associate,” when used to indicate a relationship with any person, means: (1) any corporation, partnership, limited liability company, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (2) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, limited liability company, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph 2 of this Article XI is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, limited liability company, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (2) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Permitted Holder, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(1) beneficially owns such stock, directly or indirectly;

(2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(vii) “person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(viii) “stock” means, with respect to any corporation, capital stock, and with respect to any other entity, any equity interest.

(ix) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XII

If any provision of this Amended and Restated Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate shall be enforceable in accordance with its terms.

Except as provided in Article X above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate, from and after the Automatic Conversion Date, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate inconsistent with, Article VII, Article VIII, Article XI or this Article XII.